Exhibit 99.7

BANC OF CALIFORNIA, INC.

ARTICLES OF AMENDMENT

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Paragraph 1 of Section F of Article 6 of the charter of the Corporation is hereby amended and restated in full as follows:

“1.Notwithstanding any other provision of the Charter (but subject to the penultimate sentence of this paragraph 1 of Section F of Article 6), in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit. Notwithstanding any other provision of the Charter, WP CLIPPER GG 14 L.P., an Exempted Limited Partnership registered in the Cayman Islands, WP CLIPPER FS II L.P., an Exempted Limited Partnership registered in the Cayman Islands, and each of their respective affiliates (but not any other stockholder of the Corporation) are exempt from the application of Section F of Article 6 (other than paragraph 4 thereof).  For purposes of the penultimate sentence of this paragraph 1 of Section F of Article 6 only, an “affiliate” of a specified person shall mean any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that, solely for such purpose, “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry) of any investment fund affiliated with or managed by such person or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in such person) of or related to or affiliated with such person.”

SECOND: The amendment to the charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the charter of the Corporation.

THIRD: The undersigned Executive Vice President and Chief Financial Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: These Articles of Amendment shall become effective at 5:15 p.m. Eastern Time on November 30, 2023.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer as of the 30 day of November, 2023.

ATTEST:	BANC OF CALIFORNIA, INC.

/s/ Ido Dotan	By: /s/ Joseph Kauder
Ido Dotan	Joseph Kauder

Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer	Executive Vice President and Chief Financial Officer